Exhibit 10.1
                  SECOND AMENDED AND RESTATED MASTER AGREEME


                  THIS SECOND AMENDED AND RESTATED MASTER AGREEMENT, is made as of this fifth day of June, 2000, (the Effective Date) between NAPRO BIOTHERAPEUTICS, INC., a corporation organized under the laws of the State of Delaware with its principal place of business at 6304 Spine Road, Unit A, Boulder, Colorado 80301, United States of America ("NaPro"), and F.H. FAULDING & CO., LIMITED, a corporation organized under the laws of Australia (ACN 007 870
984), with its principal place of business at 115 Sherriff Street, Underdale, South Australia 5032 ("Faulding").


                                    RECITALS:


                  WHEREAS, the parties entered into an Amended and Restated Master Agreement as of the 19th day of January, 1994 which amended and restated the terms of their business relationship(the "Original Agreement");

                  WHEREAS, the parties propose further to amend the Master Agreement as set forth herein and

                  WHEREAS, the parties deem it advisable to integrate the Master Agreement and all of the amendments thereto into a single amended and restated agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby enter into this Second Ameneded and Restated Master Agreement as follows:


                                    ARTICLE I

                                   Definitions

         1.1 In this Agreement, the following terms when used with initial capital letters shall have the meanings set forth below:

                  "Affiliate" shall mean with respect to a Person, any other person controlling, controlled by or under common control with such Person.

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                  "Claims" shall mean all claims, demands, actions, causes of action and judgments of any kind.

                  "Commercial Use" shall mean use of a product in a particular country in the Territory for alleviating or curing a cancer indication in humans, once Registration by Faulding of that product has been obtained in that country for that indication.

                  "Compassionate Use" shall mean use of a product in a particular country in the Territory for alleviating or curing a cancer indication in humans, prior to Registration by Faulding of that product in that country for that indication.

                  "Confidential Information" shall have the meaning set forth in
Article IX.


                  "Development Use" shall mean use of a product for development purposes in a particular country in the Territory including, but not limited to [THIS PORTION HAS BEEN REDACTED].

                  "Dollars or $" shall mean U.S. Dollars.

                  "Ex works" shall mean such delivery term as defined in the current edition of the International Chamber of Commerce publication "Incoterms."

                  "Faulding Sale Price" shall mean, for sales within the category of Commercial Use, the price per gram (net of taxes)for Formulated Product calculated by taking the price invoiced by Faulding or its Affiliates to third parties, divided by the number of grams of Product contained in the package sold. In the event that Faulding shall receive payments for sales other than by way of invoiced sales; or if Faulding sells Formulated Product to a third party other than in an arms-length sale; or if the price charged by Faulding is otherwise reduced for consideration unrelated to such Formulated Product, then the Faulding Sale Price of such Formulated Product shall be the average price (during the calendar quarter in question) of Formulated Product sold at arms length for Commercial Use without any reduction in price for consideration unrelated to such Formulated Product.

                  "FDA" shall mean the United States Food and Drug Administration or any successor body.

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                  "Field" shall mean the development, Registration, sale and distribution of products containing Paclitaxel for human use.

                  "Formulated Product" shall mean Paclitaxel in [THIS PORTION HAS BEEN REDACTED], as specified in Exhibit A, as such formulation may be amended by mutual agreement from time to time, or other formulations of Paclitaxel (including new Delivery systems) which Faulding may market in the future.

                  "GMP" shall mean good manufacturing practice as required by regulations of the United States FDA, and any governmental authority in any country in the Territory whose approval of Product is required.

                  "IND" shall mean the application with the regulatory authority required in a particular country in relation to the Formulated Product in order that the Formulated Product may be used for investigational clinical use with human subjects notwithstanding that the local name for such an application may be different.

                  "Loss" shall mean all loss, damage, cost and expense, including reasonable attorney's fees.

                  "Middle East" shall mean Libya, Egypt, Jordan, Syria, Iraq, Saudi Arabia, Yemen, Southern Yemen, Oman, the United Arab Emirates, Qatar, Bahrain, Kuwait, Lebanon, Cyprus, Iran, and Turkey.

                  [THIS PORTION HAS BEEN REDACTED]

                  "Original Agreement" shall have the meaning set forth in the Recitals.

                  "Paclitaxel" shall mean the chemical entity of the formula set forth in Exhibit B.

                  [THIS PORTION HAS BEEN REDACTED]

                  "Person" shall mean any company, corporation, partnership, trust, or any other legal entity.

                  "Primary Standard Product" shall mean high purity Paclitaxel as specified in Exhibit C, as such specification may be amended by mutual agreement from time to time.

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                  "Product" shall mean Paclitaxel as specified in Exhibit D, manufactured according to GMP, as such specification may be amended by mutual agreement from time to time.

                  "Registration" shall mean the registration with the regulatory authority required in a particular country in relation to the Formulated Product in order that the Formulated Product can be marketed for human use to the general public or any part thereof in that country.

                  "Rejection" shall mean in the case of an application for Registration in a particular country:

                           (i) The classification of such application as "not approvable" or "not approved";

                           (ii) Any formal suspension of consideration of the application.

                  "Rejection" shall mean in the case of a product for which a Registration has been obtained in a particular country, the suspension, cancellation or non-renewal of the Registration.

                  "Specification" shall mean the specification for the Product set forth in Exhibit D, as such specification may be amended from time to time, either by mutual agreement of the parties or in response to directives issued by a relevant governmental authority in connection with the registration or marketing of the Formulated Product in a particular jurisdiction. If the Australian TGA issues a written directive that [THIS PORTION HAS BEEN REDACTED] to the level required. In such event, the cost to Faulding of Product with [THIS PORTION HAS BEEN REDACTED] of not more than [THIS PORTION HAS BEEN REDACTED] (as determined in the Specification) shall be the same as Product supplied under the current Specification, provided that such [THIS PORTION HAS BEEN REDACTED] does not result in changes to other portions of the Specification. If such [THIS PORTION HAS BEEN REDACTED] does result in any such changes to the current Specification or if, for any other reason, as set forth above, the Specification is amended, the parties shall confer in good faith with respect to the implementation of such amendment and shall share equally the additional costs, if any, that are directly caused by such amendment to the Specification. All Product supplied by NaPro shall be manufactured according to GMP.

                  "Territory" shall mean the following countries: Australia, New Zealand, Singapore, Malaysia, Thailand, the Philippines, Indonesia, India, Hong Kong, South Korea, Macau, Bangladesh, Taiwan, Pakistan, Vietnam, Tunisia, Morocco, Algeria, Cambodia, Laos, Brunei, Papua New Guinea, the Pacific Islands excluding those governed by the United States, Myanmar, Afghanistan, Bhutan, Sri Lanka, Nepal, the People's Republic of China, the countries of Central and South America, including Mexico and the Carribean but excluding those governed by the United States, Libya, Egypt, Jordan, Syria, Iraq, Saudi Arabia, Yemen, Southern Yemen, Oman, the United Arab Emirates, Qatar, Bahrain, Kuwait, Lebanon, Cyprus, Iran, Turkey, South Africa. If any of these countries becomes a part of the European Community, then twelve months following admission to the European Community, such country will no longer form a part of the Territory, and Faulding shall transfer any existing product registrations to NaPro or NaPro's designee in exchange for a payment of fifty thousand dollars ($50,000.) Cyprus and Turkey shall be deemed non-exclusive Territories, and any grant of rights by NaPro to Faulding pursuant to this Agreement shall be non-exclusive as to Cyprus and Turkey.


                                   ARTICLE II

                               Original Agreement

         2.1 Cancellation of Original Agreement. With effect from the Effective Date, the Original Agreement is hereby cancelled and of no further effect except that:

                  2.1.1 Regulatory Activities. Regulatory activities commenced under the Original Agreement shall be continued under the terms of this Agreement, but subject to the terms of this Agreement.

                  2.1.2 Patent Assignments. Those patent assignments undertaken as part of the Original Agreement shall continue to be in full force and effect.

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         2.2 Entire Agreement. As of the Effective Date, this Second Restated
and Amended Master Agreement supersedes and replaces in its entirety the Amended and Master Agreement that was entered into as of January 19, 1994.


                                   Article III

                                      Term

         3.1 Term. This Agreement shall commence on the Effective Date and shall continue, unless terminated earlier pursuant to the terms of this Agreement, for an initial period until March 22, 2013. Thereafter, this Agreement shall continue from year to year, unless terminated on the anniversary thereof by one party giving written notice to the other party at least one hundred and eighty
(180) days prior to the expiration of the initial term or any subsequent one (1) year term.





                                   ARTICLE IV

                         Supply and Purchase Obligation

         4.1      Requirements and Exclusivity.

                  4.1.1 Subject to the terms of this Agreement, NaPro shall sell Paclitaxel within the Territory for use in the Field exclusively to Faulding. Faulding shall purchase all of its requirements of Paclitaxel for use in the Field exclusively from NaPro and from no other source, except as provided in paragraph 4.2 hereof.

                  4.1.2 To the extent such obligations are in accordance with applicable law, NaPro shall prohibit its customers with whom NaPro has supply agreements or licenses, or other agreements relating to Paclitaxel from: 1) selling any product containing Paclitaxel in the Territory for use in the Field; or 2) from purchasing Paclitaxel from any source other than NaPro unless NaPro is unable to meet such customers' or licensees' requirements. Faulding shall not sell any product containing Paclitaxel to customers located outside the

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

Territory or for use outside the Field or for resale or distribution outside the Territory. Without NaPro's prior written consent, neither Faulding nor any Affiliate shall use any NaPro Confidential Information except in connection with the development, registration, improvement, manufacture, storage, handling, distribution, promotion, or sale of Formulated Product in the Field in the Territory pursuant to and during the term of this Agreement.

                  [THIS PORTION HAS BEEN REDACTED]

          4.2      Exceptions to Exclusivity

                  Upon receipt of each quarterly forecast from Faulding pursuant to paragraph 4.7.1 hereof, the parties shall confer and use their best efforts to determine whether or not NaPro will be able to supply Faulding with the amounts of Product for the various Uses in the various countries within the Territory throughout the twelve month period covered by the forecast. NaPro shall promptly advise Faulding in writing if at that time, or at any other time during the term of this Agreement, NaPro believes that it will be unable to supply Faulding with Product which Faulding has forecasted for any use in any country or countries in the Territory, specifying the amount, and forecasted Use, of Product that it will be unable to supply. Upon such notification by NaPro, provided that Faulding has materially complied with paragraph 4.7.1 and subject to paragraphs 4.7.2 and subparagraphs of 4.7.2 below, Faulding shall be free to purchase Paclitaxel as set forth in paragraphs 4.2.1, 4.2.2 and subparagraphs of 4.2.2 below from any third party or parties for such Use in such country.

                  4.2.1 For Product that Faulding has specified in any of its purchase orders or shipping schedules to be used for any Use in any country or countries in the Territory, if NaPro

         (A) advises Faulding in writing, as set forth in paragraph 4.2 above, that it will not be able to supply Product for such Use in such country, or

         (B) fails to supply Faulding with Product for such Use within [THIS PORTION HAS BEEN REDACTED] after the date specified by Faulding in its shipping schedule,

then, provided that Faulding has materially complied with paragraph 4.7.1 and subject to paragraphs 4.7.2 and subparagraphs of 4.7.2 below, Faulding shall be free to purchase Paclitaxel as set forth in paragraphs 4.2.1, 4.2.2 and

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

subparagraphs of 4.2.2 below from any third party or parties for such Use in such country.

                  [THIS PORTION HAS BEEN REDACTED]

         4.3 Pricing. The price for sale of Product (other than Primary Standard Product) from NaPro to Faulding shall depend on the end use of such Product, as set forth below, except that after Registration of the Formulated Product in a country within the Territory, the price for all Product sold within such country (other than Product lost or destroyed), shall be the price applicable to Commercial Use.

                  4.3.1 Development Use. The ex works Boulder (or other NaPro facility) price for sale of Product (other than Primary Standard Product) to Faulding for Development Use shall be [THIS PORTION HAS BEEN REDACTED] dollars [THIS PORTION HAS BEEN REDACTED] per gram.

         4.3.2 Commercial Use Compassionate Use. Except as set forth below in subparagraph 4.3.2.1, the ex works Boulder (or other NaPro facility) price for sale of Product (other than Primary Standard Product) from NaPro to Faulding for Commercial Use or Compassionate Use shall be [THIS PORTION HAS BEEN REDACTED] percent [THIS PORTION HAS BEEN REDACTED] of the Faulding Sale Price or [THIS PORTION HAS BEEN REDACTED] dollars [THIS PORTION HAS BEEN REDACTED] per gram whichever is greater.

                  [THIS PORTION HAS BEEN REDACTED]

         4.4 Primary Standard. The ex works Boulder (or other NaPro facility) price for sale of Primary Standard Product to Faulding shall be [THIS PORTION HAS BEEN REDACTED] dollars [THIS PORION HAS BEEN REDACTED] per gram (bulk). For primary standard product or multi-component standard in solution, the price shall be [THIS PORTION HAS BEEN REDACTED] per 100 micro-liter vial.

         4.5 Lost Product or Destroyed Product. The ex works Boulder (or other NaPro Facility) price for sale of Product (other than Primary Standard Product) to Faulding, which Product is used internally by Faulding, or otherwise lost, corrupted, contaminated or destroyed shall be [THIS PORTION HAS BEEN REDACTED] dollars [THIS PORTION HAS BEEN REDACTED] per gram.

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

                  4.5.1 NaPro shall, for a reasonable charge, use reasonable efforts to restore Product which Faulding has corrupted or contaminated so that such Product will meet the Specifications.

         4.6 Orders and Payment. Order and payment procedures shall be undertaken as set forth below.

                  4.6.1 Invoice and Payment. NaPro shall invoice the Product upon delivery and payment shall be due sixty (60) days following delivery. Payments shall be made by wire transfer to the account specified by NaPro from time to time.

         4.7      Supply Forecast, Orders and Allocation of Faulding
Sales.

                  4.7.1 By [THIS PORTION HAS BEEN REDACTED] of each year, Faulding shall provide NaPro with (i) a forecast of Product to be ordered for delivery during the twelve (12) month period commencing on [THIS PORTION HAS BEEN REDACTED] of that year (the "Annual Forecast"), (ii) a good faith estimate of the amounts of Product ordered to be used for Development Use, Compassionate Use or Commercial Use which will be used in each of the countries within the Territory and (iii) a good faith estimate of its Commercial Use Faulding Sale Prices for sales in each country within the Territory for such period (the "Estimated Prices"). In addition, by [THIS PORTION HAS BEEN REDACTED] of each calendar year, Faulding shall issue to NaPro a firm purchase order for the coming calendar quarter, together with its updated forecast of Product to be ordered for the subsequent three (3) calendar quarters. With each quarterly firm purchase order, Faulding shall also submit its requested shipping schedule as well as an update of its good faith estimates of the amounts of Products ordered to be used for Development Use, Compassionate Use or Commercial Use which will be used in each of the countries within the Territory, as well as any Product anticipated to be used internally, lost, or destroyed.

                  4.7.2 Except as set forth below, the forecast to be submitted by Faulding shall not create a binding obligation on the part of either party to this Agreement.

                           4.7.2.1 Provided that NaPro meets its supply
obligations to Faulding pursuant to paragraph 4.7.2.2 below, Faulding shall be required to purchase a minimum of [THIS PORTION HAS BEEN REDACTED] percent [THIS PORTION HAS BEEN REDACTED] of that amount specified by the Annual Forecast.

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

                           4.7.2.2 NaPro shall use its commercially
reasonable efforts to supply all of Faulding's requirements of Product according to Faulding's requested delivery schedule, regardless of whether or not such Product requirements were reflected in Faulding's current forecast. Provided that Faulding has complied with its obligations as set forth in paragraph 4.7.1 above, and provided that the amounts reflected in the Annual Forecast do not vary by more than [THIS PORTION HAS BEEN REDACTED] percent [THIS PORTION HAS BEEN REDACTED] from the amounts in the updated interim forecasts, NaPro shall supply Faulding with the amount of Product specified by Faulding in the Annual Forecast, no later than [THIS PORTION HAS BEEN REDACTED] after the dates requested by Faulding, and shall use its best efforts to supply such Product according to Faulding's requested delivery schedule. [THIS PORTION HAS BEEN REDACTED]. Faulding shall give NaPro notice of which of these remedies (if any) it intends to exercise. Faulding shall provide such notice within [THIS PORTION HAS BEEN REDACTED] of the occurrence of NaPro's breach of its supply obligations which gives rise to the remedy.


                  4.7.3 NaPro shall calculate the invoice price for each quarterly order submitted by Faulding based on the forecast allocations of sales and the Estimated Prices submitted by Faulding pursuant to paragraph 4.7.1. At the close of each period of twelve calendar months ending on [THIS PORTION HAS BEEN REDACTED], Faulding shall calculate the actual end use of Product supplied to Faulding during such period and any prior period still remaining to be determined, to the extent ascertained, on the basis that the first Product to be supplied to Faulding is the first to be sold and that Product is used internally, lost, or destroyed after Product has first been sold. Faulding shall also calculate the actual Faulding Sale Prices per gram for Commercial Use sales during such twelve (12) month period. Any under or overpayment detected by such calculation shall be paid by May 31 of each year and verified as provided in paragraph 4.7.4.

                  4.7.4 Faulding shall on an annual basis within sixty (60) days after the end of the applicable twelve (12) month period pursuant to paragraph 4.7.1, provide NaPro with a report on sales or use of Formulated Product by Product use in each of the countries within the Territory as well as information on all applicable Faulding Sale Prices in each of the countries within the Territory, purchases of Paclitaxel from third parties pursuant to paragraph 4.2 and sales of Formulated Product made with such third party Paclitaxel, and other information pertinent to the loss, corruption, contamination, or destruction of Product subject to paragraph 4.5 of this Agreement. At NaPro's request, and no more than once in any twelve month period, Faulding shall cause its auditors to

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

verify and report upon in writing the payments due under this Agreement and to provide its report and working papers to the auditors for NaPro, for the purposes of verifying price and payments hereunder. NaPro shall have the right to hire an independent accountant and that accountant may, upon reasonable notice and during normal business hours, review Faulding's books and records relating to price, or payments made pursuant to this Agreement. Should any underpayment equaling or exceeding five percent (5%) of the payments due over any twelve (12) month period be detected, then the cost of such audit shall be borne by Faulding and any such underpayment shall be promptly paid by Faulding.

         4.8 Product Quality. Each lot of Product supplied by NaPro to Faulding shall meet the Specification as such Specification may be amended from time to time, either by mutual agreement of the parties or in response to directives issued by a relevant government authority in connection with the registration or marketing of the Product in a particular jurisdiction, provided that NaPro is able to comply with such directions within its current cost structure. All Product supplied by NaPro shall be manufactured according to GMP. NaPro shall pay for all reasonable costs with respect to gaining GMP approval from the relevant government authorities in the Territory, including, without limitation, paying all reasonable costs associated with the Australian inspectors' travel to and inspection of NaPro's facilities. With each lot of Product supplied by NaPro to Faulding, NaPro shall submit to Faulding an appropriate certificate of analysis confirming compliance with the Specification. Upon delivery of the Product to Faulding, Faulding shall forthwith inform NaPro by written notice of any damaged or otherwise defective Product alleged to have been delivered by NaPro and shall, upon the request of NaPro, return the damaged or defective Product to NaPro and the reasonable cost of return shall be borne by NaPro and NaPro shall as soon as practicable replace the damaged or defective Product, provided that such damage or defect shall have been caused by NaPro and not by Faulding or the shipper to Faulding. Any failure by Faulding to detect latent defects in the Product delivered to Faulding shall not affect NaPro's indemnity obligations under this Agreement except that Faulding shall be responsible for any claims arising out of defects which should have been detected by the pre-formulation tests required of Faulding under applicable regulatory requirements.

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         4.9      NaPro Indemnity.  NaPro shall protect, indemnify and
hold harmless Faulding from and against all Loss incurred by Faulding by reason of:

                  4.9.1 Product Defect. Any defect (whether of a design or manufacturing origin) in the Product supplied to Faulding pursuant to this Agreement, including failure to meet the Specification except to the extent that any defect or failure is the result of any action or inaction by NaPro at Faulding's direction.

                  4.9.2 Breach. The uncured breach by NaPro of any of its warranties or obligations under this Agreement.

         4.10 Faulding Indemnity. Faulding shall protect, indemnify and hold harmless NaPro from and against all Loss incurred by NaPro by reason of:

                  4.10.1 Product Defect. The manufacture by Faulding of any product containing the Product other than by reason of a defect in the Product where such defect is the fault of NaPro.

                  4.10.2 Faulding Activities. The formulation, storage, handling, promotion, distribution, Registration or sale of any product containing the Product or the storage or handling of the Product.

                  4.10.3 Breach. The uncured breach by Faulding of any of its warranties or obligations under this Agreement.

         4.11 Voluntary Compensation. In circumstances where any clinical trial is to be undertaken, where voluntary compensation guidelines are agreed upon with respect to participants in that trial, Faulding shall agree with NaPro to the terms of the compensation and any compensation which is actually given to participants.

         4.12 Product Liability Insurance. Faulding shall use all reasonable efforts to obtain product liability insurance in the amount of at least [THIS PORTION HAS BEEN REDACTED] covering sale of the Formulated Product or any future product containing the Product. NaPro shall use all reasonable efforts to obtain product liability insurance in the initial amount of five million dollars ($5,000,000) covering sale of the Product. NaPro shall use reasonable efforts to increase the amount of such coverage as NaPro's sales of Product to Faulding increase.

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


         4.13 Shipping. NaPro shall deliver the Product ex works NaPro's manufacturing facility. NaPro shall cooperate with Faulding to ship the products to Faulding at Faulding's expense. Risk of loss to the Product shall pass upon delivery to Faulding's common carrier. Faulding shall use its best efforts to obtain suitable import licenses to import the Product into the various countries of the Territory for regulatory approval, finishing and sale according to the terms of this Agreement. Faulding will assist NaPro in obtaining necessary export licenses for export of the Product from the place of manufacture to the Territory.



                                    ARTICLE V

                                 Regulatory Work

         5.1 Registration. Faulding shall at its own expense use its reasonable efforts to rapidly pursue Registration of the Formulated Product in the Field throughout the Territory. NaPro shall have the option to amend the Registration to include an alternate manufacturing site for the Formulated Product. If NaPro exercises this option: (i) Faulding shall provide regulatory support at a reasonable cost and (ii) Faulding shall promptly provide to NaPro copies of the product specification and other relevant registration documents for Formulated Product which are used in Faulding's applications for Registration, provided, however, that any such information provided by Faulding to NaPro shall be deemed Confidential Information (as defined in paragraph 8.1 hereof) of Faulding and shall be used for no other purpose other than to amend such Registration.

         5.2 Compassionate Use. In addition to Faulding's obligation to pursue Registration as provided in paragraph 5.1, Faulding shall also pursue opportunities to supply Formulated Product through Compassionate Use or other programs allowing sale of the Formulated Product in the Field in the Territory prior to Registration.

         5.3 Retention of Exclusive Distribution Rights. Faulding shall use commercially reasonable efforts to register and market the Formulated Product for sale within all countries within the Territory. Such efforts shall be equivalent to Faulding's efforts relating to other drugs intended for human antineoplastic use. In the event of failure by Faulding to pursue such efforts in any country within the Territory, NaPro shall be entitled to terminate this

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


Agreement as to such country by at least [THIS PORTION HAS BEEN REDACTED]prior written notice to Faulding, provided that Faulding shall not during such notice period commence efforts and provided that such delay in pursuing registration and/or marketing is not beyond the reasonable control of Faulding.

         5.4 Clinical Study Protocols. If Faulding undertakes clinical studies relating to Formulated Product, then Faulding shall conduct any such clinical studies of the Formulated Product in accordance with applicable regulatory standard. Faulding shall allow NaPro to assist in protocol design for the Australian clinical studies, so long as NaPro complies with minimal applicable regulatory requirements, in order to improve the likelihood of admissibility of the Australian clinical data in any application for Registration that NaPro may elect to file in the United States of America or elsewhere outside the Territory.

         5.5 Clinical Trial Committee. During any period in which Faulding is undertaking clinical studies with Formulated Product, NaPro and Faulding will each appoint two or three (2 or 3) persons as agreed from time to time to be members of a clinical trial committee which will jointly develop and review a program for compliance with regulatory requirements in the Territory and monitor such program. This committee will meet no less frequently than annually by the end of each calendar year to review clinical studies underway and to discuss and consider clinical studies covering additional cancer indications. Each party may appoint substitutes for its committee members and each party shall be permitted to send additional observers to committee meetings.


         5.6 Pre-clinical/Clinical Data. The parties agree to share with each other pre-clinical and clinical data developed by or available to them for the Formulated Product under applications for Registration or IND's including raw data and final reports. Each party shall promptly inform the other of any adverse reactions encountered in their clinical studies relating to Paclitaxel. Neither party shall alter the specification of the Formulated Product to be used in the Territory without the prior written consent of the other party. NaPro shall jointly own all clinical data developed by Faulding for use in the Territory and shall only have the right to use such clinical data outside the Territory. Faulding shall jointly own all such clinical data and shall only have the right to use such clinical data within the Territory. Following termination of this Agreement, NaPro shall have the right to use such clinical data anywhere

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


in the world. Following termination of this Agreement, for any reason other than expiration of term as set forth in paragraph 3.1, Faulding shall initially have the right to use such clinical data only within the Territory. After a period of three (3) years following termination of this Agreement, Faulding shall have the right to use such clinical data outside of the Territory. Following termination of this Agreement due to expiration of the full term as set forth in paragraph 3.1, Faulding may use such clinical data immediately both within and outside the Territory.

         5.7 Regulatory Filings. Faulding agrees to provide reasonable assistance in NaPro's regulatory filings for Formulated Product outside the Territory by providing to NaPro (in a reasonable time frame)such information, regulatory documents and files (including obtaining certificates of free sale if necessary) as are required to obtain registration in NaPro's name or the name of NaPro's licensee in the country in question. NaPro shall pay Faulding's out of pocket costs and a reasonable fee, mutually agreed upon between the parties, to compensate Faulding for the efforts involved in connection with all assistance rendered by Faulding to NaPro pursuant to this clause 5.8. Prior to providing Faulding Confidential Information [THIS PORTION HAS BEEN REDACTED] to any third party on NaPro's behalf, Faulding may require such third party to enter into appropriate confidentiality agreements with Faulding in order to preserve the confidentiality, and prevent the misuse of Confidential Information provided by Faulding to such third party.

         5.8 Accuracy of Clinical Information. Faulding acknowledges that Faulding has had the opportunity to visit with NaPro's management in its facilities, as well as to review all published NCI pre-clinical and clinical data and any NaPro pre- clinical data possessed by NaPro. Each party hereby represents, warrants and covenants to the other that any and all clinical information already provided or to be provided by one party to the other in relation to the Product is or will be, to the best of that party's knowledge, true and complete in every material particular, and that such party will promptly provide to the other any additional information which comes into its possession which affects or relates to the Product and which is relevant to its use, safety, efficacy or Registration or which may be regarded as indicating that the above representation or warranty as applicable to information previously provided is no longer materially correct. Each party shall now and at all times hereafter protect, indemnify and hold harmless the other from and against all Loss arising from any Claims arising out of or attributable to any breach by such party of the representations set forth in this paragraph.

         5.9 Monitoring of Applications for Registration. The parties shall provide each other, upon written request, and no more than once per quarter, a written update on the status of registration efforts throughout the world. The parties shall cooperate with one another in reporting adverse events relating to Formulated Product.

         5.10 Form of Application for Registration; Marketing Materials. To the extent permissible under applicable laws or regulations, each application for Registration in relation to the Formulated Product containing Product supplied by NaPro shall name Faulding as the finisher of the Formulated Product and NaPro as the manufacturing source of the Product, and Formulated Product leaflets, promotional materials, and Formulated Product cartons shall state that the active drug substance of the Formulated Product is supplied by NaPro BioTherapeutics, Inc., U.S.A. under license. To the extent permissible under applicable laws or regulations, and if space is available and it is reasonable to do so, Formulated Product vials containing Product supplied by NaPro shall also state that the active drug substance of the Formulated Product is supplied by NaPro BioTherapeutics, Inc., U.S.A. under license. Packaging, vials and other promotional materials used in connection with Formulated Product containing Paclitaxel supplied by a third party shall not use NaPro's name.


                                   ARTICLE VI

                               Proprietary Rights

         6.1 Representation and Warranty. NaPro represents and warrants that to its best knowledge, the Product does not infringe the patent rights of any person in the Territory. NaPro makes no representation or warranty as to any infringement which may occur through any formulation or finishing of the Product carried out by Faulding or as to any features of the Product required by or agreed with Faulding.

         6.2 Intellectual Property Indemnity. NaPro shall protect, indemnify and hold harmless Faulding from and against all Loss arising out of or attributable to any breach of the representations set forth in paragraph 6.1.

         6.3 Prosecution of Patents. NaPro shall, in accordance with NaPro's reasonable business judgment, prosecute in a timely manner in Australia any patent applications owned by NaPro relating to Paclitaxel pending as of the date of this Agreement if equivalents may be filed there. In addition, NaPro shall in the future, in accordance with its reasonable business judgment, file applications owned by NaPro relating to Paclitaxel in Australia as well as other countries within the Territory that may be mutually agreed upon. In the event that NaPro shall determine not to file or prosecute any such patent applications in Australia then Faulding shall have the right to prosecute such applications in the name of NaPro to the extent that the product covered by such applications is the subject of this Agreement.

         6.4 Paclitaxel Delivery Systems. Both parties shall disclose to each other any inventions or improvements that they and, if they are permitted, that their respective licensees may make relating to solubility and/or efficacy and/or targeting and/or delivery ("Delivery Systems") of Paclitaxel.

                  [THIS PORTION HAS BEEN REDACTED]

         6.5 Other Products. NaPro agrees to inform Faulding of products other than Paclitaxel which may be developed by NaPro or to which NaPro may obtain rights and which NaPro is free to offer to Faulding.

         6.6 Technology Transfer. This Agreement does not anticipate technology transfer from NaPro to Faulding relating to the manufacture of Paclitaxel in the ordinary course of events. However, in the event that NaPro should elect in the future, during the term of this Agreement, to license its technology in the Territory in the Field, Faulding shall have the right to negotiate for a license to NaPro's Paclitaxel production technology for manufacture and sale in the Field in the Territory, including a license under applicable patents, patent applications and trade secrets. If NaPro makes an offer in such respect, and Faulding does not accept such offer within ninety (90) days, then NaPro shall be free to make the same offer to others, provided that the price and terms under which the offer is made to others during a period of one (1) year commencing on the date of its offer to Faulding shall be no more favorable than the price and terms specified in NaPro's offer to Faulding and provided, further, that any agreement entered into with any such third party licensee shall provide that such licensee shall supply Faulding with Paclitaxel pursuant to the terms of this Agreement (including those terms relating to exclusivity) and shall not sell any product containing Paclitaxel in the Territory during the term of this Agreement.


         [THIS PORTION HAS BEEN REDACTED]


                                   ARTICLE VII

                       Termination and Dispute Resolution

         7.1 Termination By Either Party; Reorganization Insolvency. Notwithstanding anything else contained in this Agreement, this Agreement may be terminated by either party giving written notice to the other upon the happening of any of the following events:

                  7.1.1 The expiration of twenty-one (21) days after the other party having a receiver validly appointed for the whole or any substantial part of its assets or immediately where a court order is validly made or a resolution of such party's shareholders passed for the winding up of such party other than for the purpose of reorganization or reconstruction.

                  7.1.2 In the event that the other party files a petition in bankruptcy or similar proceedings or is adjudicated bankrupt or if a petition for bankruptcy or similar proceedings is filed against such party and is not stayed or discharged within forty-five (45) days of such filing or if such party becomes insolvent or makes an assignment for the benefit of creditors or any agreement pursuant to bankruptcy law or otherwise acknowledges insolvency or is adjudged bankrupt or if such party discontinues business.

         7.2      Termination By Either Party; Change of Control.

                  7.2.1 If a third party which either itself or through any Affiliate sells Paclitaxel in the Territory (a) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities of NaPro representing forty percent (40%) or more of the combined voting power of NaPro's then outstanding securities, (b) merges into or consolidates with NaPro, (c) purchases all or a substantial part of NaPro's property, business, or assets, (d) has the right to designate a majority of the Board of Directors of NaPro or any new merged entity or (e) by contractual right can exercise effective management control or negative veto rights over substantial management decisions of NaPro or any new merged entity, then Faulding may terminate this Agreement any time thereafter upon written notice to NaPro unless such entity undertakes in writing that it and its Affiliates will cease all Paclitaxel sales in the Territory except to Faulding as provided for in this Agreement and will otherwise honor the terms of this Agreement. If IVAX Corporation or Bristol Myers Squibb or any Affiliate of either of them (a) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities of NaPro representing forty percent (40%) or more of the combined voting power of NaPro's then outstanding securities, (b) merges into or consolidates with NaPro, (c) purchases all or a substantial part of NaPro's property, business, or assets, (d) has the right to designate a majority of the Board of Directors of NaPro or any new merged entity or (e) by contractual right can exercise effective management control or negative veto rights over substantial management decisions of NaPro or any new merged entity, then Faulding may terminate this Agreement any time thereafter upon written notice to NaPro.

                  7.2.2 If a third party which manufactures, formulates, distributes or otherwise produces or markets Paclitaxel itself or through another Affiliate (a) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 or any Australian equivalent), directly or indirectly, of securities of Faulding representing forty percent (40%) or more of the combined voting power of Faulding's then outstanding securities, (b) merges into or consolidates with Faulding, (c) purchases all or a substantial part of Faulding's property, business, or assets,
(d) has the right to designate a majority of the Board of Directors of Faulding or any new merged entity or (e) by contractual right can exercise effective management control or negative veto rights over substantial management decisions of Faulding or any new merged entity, then Faulding shall elect to either cause such Person to cease such Paclitaxel-related activities, or terminate this Agreement. Such election shall occur within ninety (90) days from the date of such affiliation, and on the date of such election, Faulding shall either notify NaPro that this Agreement shall terminate, or shall provide NaPro with written assurance signed by an officer of Faulding's relevant Affiliate that such Affiliate shall immediately cease all Paclitaxel-related activities. If this Agreement is terminated pursuant to this paragraph 7.2.2, then such termination shall take effect ten (10) days following notice to NaPro of Faulding's election to terminate.

         7.3 Termination By Faulding; Non-supply. This Agreement may be terminated by Faulding upon ten (10) days' written notice to NaPro upon the happening of any of the following events:

                  7.3.1 If, beginning on [THIS PORTION HAS BEEN REDACTED], NaPro has failed to deliver:

         (i) by the end of the first quarter of the first contract year at least [THIS PORTION HAS BEEN REDACTED],

         (ii) by the end of any subsequent first quarter of any contract year at least [THIS PORTION HAS BEEN REDACTED],

         (iii) by the end of any second or third quarter of any contract year at least [THIS PORTION HAS BEEN REDACTED], or

         (iv) by thirty (30) days from the end of the fourth quarter of any contract year at least [THIS PORTION HAS BEEN REDACTED]

of the cumulative amount of Product ordered by Faulding pursuant to the terms of this Agreement for all Uses throughout the Territory provided that Faulding has materially complied with paragraph 4.7.1 and subject to paragraphs 4.7.2 and subparagraphs of 4.7.2 above.

         7.4 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, excluding such state's rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws.

         7.5 Effects of Termination. Upon termination of this Agreement, the following provisions shall have effect:

                  7.5.1 Upon termination of this Agreement,howsoever arising, the following provisions shall have effect: The obligations of the parties pursuant to Article VIII shall continue, notwithstanding termination of this Agreement. The full amount of any amounts outstanding by one party to the other shall be paid forthwith. All rights and licenses granted hereunder, other than joint ownership of clinical data and related Registration product specification, shall terminate. The patent assignments undertaken in connection with the Original Agreement shall survive termination of this Agreement. Neither party nor any of its Affiliates shall utilize any of the Confidential Information provided by the other party pursuant to this Agreement, except as otherwise provided herein. NaPro shall be free to use, and Faulding shall provide to NaPro to the extent not already provided, the clinical data and the product specifications for Formulated Product as used in Registrations or pending Registrations which will allow NaPro to make use of the clinical data in obtaining Registration in NaPro's name or the name of NaPro's licensee. Faulding shall not be required to disclose to NaPro Faulding Confidential Information regarding the process of formulating Formulated Product.

                  7.5.2  Upon notice of termination pursuant to paragraph
3.1, Faulding shall take any reasonable measures from a regulatory standpoint (as opposed to requiring the parties to negotiate a commercial arrangement) necessary to allow NaPro or its designee to enjoy the full and immediate benefit of any existing Registrations, pending Registrations, or data relevant to Registration, including assigning such Registrations or pending Registrations into the joint name of NaPro or its designee. NaPro shall bear the reasonable costs of such regulatory measures. NaPro shall cooperate with Faulding in amending existing or pending Registrations to name a third party specified by Faulding as an alternate source of Product and shall take any other reasonable measures necessary from a regulatory standpoint (as opposed to requiring the parties to negotiate a commercial arrangement) to allow Faulding the continued benefit of such Registrations. Faulding shall bear the reasonable costs of such measures. During any period of time, not to exceed two (2) years in which NaPro is prevented from selling Formulated Product for a given Use (Commercial, Compassionate, or Developmental Use) in a country within the Territory because of Faulding's failure to transfer the benefit of existing or pending Registrations to NaPro (provided that NaPro has taken all steps reasonably necessary to take advantage or such transfer), Faulding shall not sell Formulated Product in such country for those Uses unavailable to NaPro.

                  7.5.3 If this Agreement is terminated by NaPro pursuant to paragraph 7.1 or 7.6, or is terminated by Faulding due to change of control of Faulding pursuant to paragraph 7.2.2, Faulding shall take any reasonable measures necessary from a regulatory standpoint (as opposed to requiring the parties to negotiate a commercial arrangement) to allow NaPro or its designee to enjoy the full and immediate benefit of any existing Registrations, pending Registrations, or data relevant to Registration, including assigning such Registrations or pending Registrations into the joint name of NaPro or its designees. During any period of time, not to exceed two (2) years in which NaPro is prevented from selling Formulated Product for a given Use (Commercial,

Compassionate, or Developmental Use) in a country within the Territory because of NaPro's inability to enjoy the benefit of existing or pending Registrations or inability to qualify an alternate formulation site for Formulated Product, Faulding shall not sell Formulated Product in such country for those Uses unavailable to NaPro.

                  7.5.4 If this Agreement is terminated by Faulding pursuant to paragraphs 7.1, 7.3, or 7.6, then NaPro shall cooperate with Faulding in amending existing or pending Registrations to name a company specified by Faulding as an alternate source of Product and shall take any other reasonable measures from a regulatory standpoint (as opposed to requiring the parties to negotiate a commercial arrangement) necessary to allow Faulding the continued benefit of such Registrations. During any period of time, not to exceed two (2) years in which Faulding is prevented from selling Formulated Product for a given Use (Commercial, Compassionate, or Developmental Use) in a country within the Territory because of Faulding's inability to enjoy the benefit of existing or pending Registrations or inability to qualify an alternate source of Product, NaPro shall not sell Formulated Product in such country for those Uses unavailable to Faulding.



         7.6      Contract Breach/Cure.

                  7.6.1 Except as set forth in paragraphs 7.1, 7.2 and 7.3 above, should either party materially breach this Agreement, the other party may serve notice of such breach in writing upon the breaching party. The breaching party shall have ninety (90) days after receipt of the notice to cure such breach or to demonstrate that no such breach exists. In the event that any such breach remains unresolved after such 90 day period, then the matter shall forthwith be referred to arbitration pursuant to the terms of paragraph 7.7. In such circumstances, the arbitrators shall have the power to determine whether this Agreement should be terminated or should continue according to its terms, and the appropriate remedy for any such breach.

                  7.6.2 In the event of termination pursuant to paragraphs 7.1, 7.2, or 7.3, the only issue that the parties may refer to arbitration, pursuant to paragraph 7.6.1 above, shall be the appropriate amount of damages, if any, payable to either party. Such termination will be effective upon ten days' notice by the terminating party. During such 10 day period, the parties shall have the mutual obligation to confer in good faith to attempt to resolve their differences, provided, however that if no such resolution and conciliation occurs after the parties have conferred, the Agreement shall nonetheless terminate at the end of the 10 day period.

         7.7 Arbitration Hearings. Any disputes arising under or relating to this Agreement shall be settled by binding arbitration under the rules then in effect of the American Arbitration Association by three (3) arbitrators selected by the parties hereto in conformity with said rules, and such arbitration proceeding shall be held in New York, New York, unless the parties agree otherwise in writing; provided, however, that the American Arbitration Association shall designate arbitrators who are able to comply with the provisions of this paragraph 7.7. Any arbitration conducted pursuant to the provisions of this paragraph 7.7 shall be conducted as follows, unless the parties agree otherwise in writing:

                  7.7.1 Once hearings have begun, the hearings (a) shall be conducted at least three full business days per week (at least 9:30 a.m. to 5:00 p.m.) and (b) shall proceed from week to week on consecutive weeks until the hearings are concluded.

                  7.7.2 In the event the American Arbitration Association cannot designate arbitrators who agree to comply with the provisions of paragraph 7.8.1 hereof, the arbitration shall be referred to Endispute which shall appoint a single arbitrator to conduct the hearings as hereinabove set forth in paragraph 7.7.1.

         7.8 Past Breaches. All breaches of this Agreement of which the parties are aware as of the Effective Date are hereby forgiven by both parties, and no such alleged breach shall be relied upon by either party as grounds for termination of this Agreement or any claim for damages.


                                  ARTICLE VIII

                                 Confidentiality

         8.1 Transfer of Information. Each party has provided to the other information relating to Paclitaxel in connection with negotiation of the Original Agreement and performance of the Original Agreement and each party will in the future provide information in relation to this Agreement which the disclosing party considers to be confidential ("Confidential Information"). "Confidential Information" shall not include any information which:

                  8.1.1 Is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public.

                  8.1.2 Is known to the receiving party at the time of disclosure provided that the receiving party promptly notifies the disclosing party in writing of this prior knowledge within a reasonable time of discovery of such prior knowledge.

                  8.1.3 Is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure, provided that the receiving party promptly notifies the disclosing party of this third party disclosure within thirty (30) days thereafter.

                  8.1.4 Is disclosed with the written approval of the disclosing party.

         8.2 Restricted Disclosure. The parties will restrict dissemination of Confidential Information received from the other party to only those employees with a need to know such information, except that:

                  8.2.1 In the case of Faulding, such Information may be provided to regulatory authorities in connection with an application for an IND or Registration for the Formulated Product.

                  8.2.2 In the case of NaPro, such Information may be provided to regulatory authorities in connection with an application for an IND or Registration for the Formulated Product or to any other Person with which NaPro has an agreement relating to Registration and sale of the Formulated Product outside the Territory for the purpose of obtaining an IND or Registration for the Formulated Product, subject to suitable confidentiality undertakings.

         8.3 Precautions. Each party shall maintain Confidential Information received from the other party as confidential, and protect the same from misuse, espionage, loss or theft and shall not disclose the Confidential Information to others except as provided in paragraph 8.2.

                                   ARTICLE IX

                                  Force Majeure

         9.1 Force Majeure. Neither party shall be liable to the other in the event that performance of its obligations hereunder shall be prevented by any cause beyond its reasonable control, including without limitation acts of God, acts of government, shortage of material, accident, fire, delay or destruction of means of transport or other disaster ("events of force majeure"), but the affected party shall use reasonable efforts to avoid or remove the cause of such nonperformance and shall continue performance hereunder with the utmost dispatch whenever such cause is removed.

                                    ARTICLE X

                            Miscellaneous Provisions

         10.1 Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable, for any reason, such provision shall be modified to the extent necessary to cure such invalidity. The invalidity or unenforceability of one provision shall not affect any other provision of this Agreement.

         10.2 Assignment/Third Parties. Neither party shall assign any rights or obligations hereunder to third parties without the agreement of the other party. Notwithstanding this provision, within the Territory Faulding shall be entitled to perform any one or more of its obligations according to this Agreement by appointing third parties to do so on its behalf and in its name, provided that NaPro has given Faulding its prior written consent to each such appointment, which consent shall not be unreasonably withheld or delayed.

         10.3 Relationship of Parties. Nothing contained in this Agreement shall be construed so as to operate or to place any party hereto in the relationship of employee or agent or joint venturer or legal representative of the other party and it is hereby expressly agreed and acknowledged that each of the parties hereto is an independent contracting party which does not have the authority or power for or on behalf of the other party hereto to enter into any contract to incur debts, to accept money, to assume any obligations or to make any warranties or representations whatsoever.

         10.4 Waiver. The failure of either of the parties to insist upon a strict performance of any of the provisions of this Agreement shall not be deemed a waiver of any subsequent breach of such provision or of the provision itself.

         10.5 Contract Variation. Any modification, alteration, change or variation in any provision of this Agreement shall be only made in writing, executed by both parties.

         10.6 Notices. Notices by one party to the other shall be in writing by registered mail or major air courier delivery (receipt provided) or by telecopy confirmed both by contemporaneous telephone conversation with the recipient and by airmail letter. Notices by Faulding to NaPro shall be directed to NaPro's Chief Executive Officer at its offices at 6304 Spine Road Unit A Boulder, CO 80301, USA. Fax: (303) 530-1296. Notices by NaPro to Faulding shall be directed to Faulding's Secretary, at 115 Sheriff Street, Underdale, South Australia 5032, Australia. Fax: 011-61-8-8234-8230.

         10.7 Entire Agreement. Except as set out in this Agreement, this Agreement constitutes the entire agreement of the parties (and into which all prior negotiations, commitments, representations and undertakings with respect to the subject matter are merged and there are no other undertakings, warranties or agreements between the parties relating to the subject matter of this Agreement and this Agreement is not based upon any representations as to profit or worth nor has any representation been made (whether by this Agreement or otherwise) to induce NaPro or Faulding to accept and execute this Agreement.

         10.8 Compliance with Law. It shall be the responsibility of each party to follow all procedures and take all actions which are necessary or required for agreements of this type by the laws, treaties or regulations applicable in each country in which that party shall deal in the Product. Faulding shall ensure that the storage, marketing or sale of the Product and Formulated Product does not breach any law or statute rule or regulation relating to drugs in each country in which Faulding shall deal in the Product. NaPro agrees to supply Faulding with all requisite information concerning manufacture of the Product to enable Faulding to apply for, gain and maintain registration of the Product in the Territory.

         10.9 Interpretation. Headings in this Agreement are for ease of reference only and shall not be used to interpret this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

         10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but which together shall form one agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date hereof.


F.H. FAULDING & CO. LIMITED              NAPRO BIOTHERAPEUTICS, INC.


By: /s/ Mark Laurie                      By:  /s/ Kai P. Larson
    Mark Laurie, Vice                         Kai P. Larson
    President of Investor Relations           Vice President, General Counsel